Exhibit 99.1

CHAMPION ANNOUNCES RECORD FIRST QUARTER NET INCOME FOR 2008 AND DIVIDEND

Huntington, WV- - Champion Industries, Inc. (NASDAQ/CHMP) today announced record net income of $1,278,000 or $0.13 per share on a basic and diluted basis. This compares to net income of $1,268,000 or $0.13 per share for the three months ended January 31, 2007. The Company’s balance sheet reflected book value per share of $4.89, working capital in excess of $22.0 million and total shareholders equity of approximately $48.8 million. The Company has paid down approximately $5.7 million of debt since acquiring The Herald-Dispatch in September of 2007.

The Board of Directors also has declared the Company’s quarterly dividend of six cents per share. The cash dividend will be paid on March 24, 2008, to shareholders of record on March 7, 2008.

Marshall T. Reynolds, Chairman of the Board and Chief Executive Officer of Champion, said, “We have set quarterly earnings records for seven of the last nine quarters starting with the first quarter of 2006.  The Herald-Dispatch was accretive for the quarter and indicative of the cash flow and earnings diversification identified as a key component of our investment thesis regarding The Herald-Dispatch. We have begun to make efforts to integrate The Herald-Dispatch into our operations and would expect to begin seeing benefits from targeted acquisition synergies later in our second quarter or third quarter. In the interim we will continue our integration planning and focus on managing our existing operations, seeking strategic sales and growth opportunities and leveraging our infrastructure to improve performance.”

Revenues for the three months ended January 31, 2008 were $40.3 million compared to $34.9 million in the same period in 2007. This change represented an increase in revenues of $5.4 million or 15.3%. The printing segment experienced a sales decrease of $700,000 or 2.6% while the office products and office furniture segment experienced an increase of $1.0 million or 11.0%. The newspaper revenues for the quarter were approximately $5.0 million. Toney K. Adkins, President and Chief Operating Officer, noted, “Our gross margins on a consolidated basis for printing were relatively flat while office products and office furniture gross margins compacted due to higher furniture costs as a percent of sales when compared to the prior year. Even though our printing sales were down, we were able to maintain our margins in the marketplace. Office furniture sales were the primary driver of the sales growth in the office products and office furniture segment, while printing sales declined due to sluggish sales in several of our commercial plants that primarily operate in the sheetfed arena.”

Mr. Reynolds concluded, “We continue to evaluate numerous opportunities in all facets of our business. There certainly is the opportunity and the need to continue to consolidate many of our core businesses and we are in a process of continuous evaluation of such opportunities. Independent of these actions initiatives continue regarding each of our operations. The Herald-Dispatch has already converted from a proprietary Gannett online system to a third party system since our acquisition. We also are well underway in converting all of The Herald-Dispatch systems to third party software including general ledger, advertising and circulation. The Herald-Dispatch has also designed and begun implementation of a new marketing plan to expand geographically into neighboring Putnam County, which has some of the strongest demographics in the State of West Virginia. We continue to work with our printing plants to identify operational improvements as well as pursuing various sales opportunities. Our office products and office furniture group has numerous key initiatives that are being implemented in 2008. There are two items worth noting. First is the introduction of a new import furniture line from China; the second is the in-house printing of a new first source catalog which will double the SKU’s in this catalog offering. The second initiative is designed specifically to compete with national office products companies and should be an outstanding tool for new account penetration. Finally, we continue to be encouraged by our fee based business centered on our Champion Output Solutions group. This division continues to show encouraging opportunities in terms of growth, operating margins and a recurring revenue base.”

Champion is a commercial printer, business forms manufacturer and office products and office furniture supplier in regional markets east of the Mississippi. Champion also publishes The Herald-Dispatch daily newspaper in Huntington, WV with a total daily and Sunday circulation of approximately 27,000 and 32,000, respectively. Champion serves its customers through the following companies/divisions: Chapman Printing (West Virginia and Kentucky); Stationers, Champion Clarksburg, Capitol Business Interiors, Garrison Brewer, Carolina Cut Sheets, U.S. Tag and Champion Morgantown (West Virginia); Champion Output Solutions (West Virginia); The Merten Company (Ohio); Smith & Butterfield (Indiana and Kentucky); Champion Graphic Communications (Louisiana); Interform Solutions and Consolidated Graphic Communications (Pennsylvania, New York and New Jersey); Donihe Graphics (Tennessee); Blue Ridge Printing (North Carolina and Tennessee) and Champion Publishing (West Virginia, Kentucky and Ohio).

Certain Statements contained in the release, including without limitation statements including the word “believes”, “anticipates,” “intends,” “expects” or words of similar import, constitute “forward-looking statements” within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, general and economic business conditions in the Company’s market areas affected by Hurricane Katrina, changes in business strategy or development plans and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Champion Industries, Inc. and Subsidiaries
Summary Financial Information (Unaudited)

Three Months ended January 31,	2008	2007
Total Revenues	$40,294,000	$34,939,000
Net income	$1,278,000	$1,268,000
Per share data:
Net income:
Basic and diluted	$0.13	$0.13
Weighted Average Shares outstanding:
Basic	9,981,000	9,939,000
Diluted	10,045,000	10,110,000

Contact: Todd R. Fry, Chief Financial Officer at 304-528-5492